Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholder of

   Philadelphia Investment Partners New Generation Fund:

We consent to the use of our report dated March 1, 2011, with respect to the statement of assets and liabilities of Philadelphia Investment Partners New Generation Fund as of February 15, 2011 and the related statement of operations for the one day period then ended, included herein, and to the reference to our Firm under the heading "COUNSEL AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM “in Part B of the Registration Statement.

KPMG LLP

Columbus, Ohio

March 1, 2011